                                                                                                                          Ex. 99.1

The National Security Group, Inc.
661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
The National Security Group, Inc. Releases Second Quarter Earnings
For Additional Information Contact: Brian R. McLeod, Chief Financial Officer, at (334) 897-2273

Elba, Alabama (August 13, 2010)… Results for the three months and six months ended June 30, 2010 and 2009, based on accounting principles generally accepted in the United States of America, were reported today as follows:

	Three Months Ended June 30		Six Months Ended June 30

	2010	2009	2010	2009

Premium Income	$15,903,000	$15,373,000	$30,941,000	$30,593,000
Investment Income	1,195,000	1,374,000	2,521,000	2,611,000
Realized Investment Gain (Loss)	689,000	(231,000)	1,358,000	(230,000)
Other Income	256,000	192,000	555,000	333,000
Total Revenues	$18,043,000	$16,708,000	$35,375,000	$33,307,000

Net Income	$814,000	$92,000	$2,708,000	$1,573,000

Net Income Per Share	$0.33	$0.04	$1.10	$0.64

The Company had net income of $2,708,000, $1.10 per share, for the six-month period ended June 30, 2010 compared to $1,573,000, $0.64 per share, for the same period last year.  The primary reason for the increase in net income for the six-month period ended June 30, 2010 compared to last year was the year-to-date increase of $1,588,000 in net realized investment gains.  The increase in year-to-date net income was partially offset by a $428,000 increase in policyholder benefits paid or provided.  Year-to-date incurred losses were up in the first half of 2010 in the life segment as well as in the automobile program in the P&C segment compared to the same period last year.

Net income for the quarter ended June 30, 2010 totaled $814,000, $0.33 per share, compared to a net income of $92,000, $0.04 per share, for the same period last year.  The most significant factor contributing to the improvement in second quarter net income was a $920,000 increase in realized investment gains.  In addition, net income was positively impacted by reductions in policyholder benefits paid or provided and policy acquisition costs totaling $253,000 and $205,000, respectively.

Premium revenue for the three-month period ended June 30, 2010 increased $530,000 compared to the same period last year.  The increase in premium revenue for the quarter was directly related to increases in premium production in the homeowners and automobile lines of business in the P&C segment.  The homeowners program experienced a 10.9% increase in premium revenue compared to second quarter of 2009 while the automobile program showed over a 300% increase compared to the same time period.  Premium revenue for the quarter was negatively impacted by declines in the production of traditional life insurance products.

Premium revenue for the six-months ended June 30, 2010, increased $348,000 compared to the same period last year.  As in the quarter, increases in earned premiums in the homeowners and automobile lines of business  in the P&C segment were the primary reasons for the overall increase in premium revenue in the current year compared to the same period last year.  Year-to-date premiums earned for traditional life insurance products were down however the declines were almost completely offset by growth in accident and health lines of business.

Shareholders’ equity as of June 30, 2010 was $43,327,000 compared to $41,168,000, up $2,159,000 compared to December 31, 2009.  Factors contributing to the change in equity were year-to-date net income of $2,708,000, recoveries in market values of fixed maturities and equity securities of $416,000, a net loss on interest rate swaps of $225,000 and dividends paid of $740,000.

The National Security Group, Inc., through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in thirteen states.  The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, mobile homeowners and personal non-standard automobile lines of insurance.  The Company also offers life, accident and health, supplemental hospital and cancer insurance products.  The Company was founded in 1947 and is based in Elba, Alabama.

NASDAQ Symbol:  NSEC

Contact: Brian R. McLeod, Treasurer and Chief Financial Officer
The National Security Group, Inc.
661 East Davis Street
Post Office Box 703
Elba, Alabama 36323
(334) 897-2273